EXHIBIT 10.1

ENTRUSTMENT AGREEMENT

THIS ENTRUSTMENT AGREEMENT (“Agreement”) is made and effective as of this 31st day of January, 2007, by and among Bioenvision Japan Co Ltd., a corporation organized under the laws of Japan with a place of business at Regus ARK Hills Centre ARK Mori Bldg.W12F, 1-12-32 Akasaka Minato-ku Tokyo 107-6012 Japan (the “Company”), Bioenvision, Inc., a Delaware corporation with principle executive offices located at 345 Park Avenue, 41st Floor, New York, New York 10154 (the “Parent Company”) and Yoshimaru Yamamoto (“Executive”).

WHEREAS, the Company is a wholly-owned subsidiary of the Parent Company; and

WHEREAS the Company and the Parent Company desire that the Executive serve in the capacity of director of the Company, and the Executive is willing to serve as a director of the Company, on terms set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Entrustment. As from the Effective Date, the Company entrusts the Executive to serve as a director of the Company and the Executive accepts such entrustment to work for the Company in such capacity. The Executive acknowledges and agrees that the nature of his relationship with the Company is one of entrustment (inin) and not one of employment and no “lifetime employment” is created, implied or expected hereunder.

2. Term of Agreement. The term of this Agreement shall commence on February 19, 2007 (“Effective Date”) and shall end on the first anniversary of the Effective Date (“Expiration Date”) or such earlier date on which this Agreement terminates in accordance with Section 5 of this Agreement. On the Expiration Date and each anniversary thereof, the Expiration Date shall be extended by one year unless (a) the Agreement has been earlier terminated under Section 5 or (b) either party gives written notice not less than 60 days prior to the then Expiration Date that the Agreement will not be extended. Notwithstanding any extension of the Expiration Date, this Agreement may terminate at any time in accordance with Section 5, below. As the sole shareholder of the Company, the Parent Company agrees to appoint Executive as the director of the Company at the relevant shareholder’s meeting of the Company, so that the Executive may maintain the status of the director of the Company during the term of this Agreement, including the extended term as stipulated in this Section 2.

3. Nature of Duties. Executive shall initially be the Company’s director and General Manager (“GM”). As such, Executive shall devote his full business time and effort to the performance of his duties for the Company, which he shall perform faithfully and to the best of his ability. Executive shall have all of the customary powers and duties associated with his position. Executive shall be subject to the Company’s policies, work rules, procedures, and approval practices, as generally in effect from time to time for all employees of the Company, to the extent necessary and appropriate. Executive will report directly to the board of directors of the Company as well as to the non-resident Representative Director of the Company (who also serves as the Parent Company’s Executive Vice President and General Counsel). Notwithstanding the foregoing, nothing contained herein shall preclude the Executive from (a) serving on the boards of directors of other companies or organizations with the approval of the Company’s Board (not to be unreasonably withheld) or serving on the boards of directors of not-for-profit companies or organizations without the approval of the Board, (b) investing in and managing passive investments, or (c) pursuing his personal, financial and legal affairs provided that such activity does not materially interfere with the performance of the Executive's obligations hereunder.

4. Compensation and Related Matters.

(a)           Base Remuneration. The Company shall pay Executive minimum base remuneration at an annual rate of 20,000,000 Yen. Executive’s annual base remuneration shall be divided into 12 installments and one portion thereof (“Base Installment”) shall be paid on the first business day of each month during the term of Executive’s serving as the director of the Company. Executive shall receive a one-time signing bonus upon execution of this Agreement in the amount of 500,000 Yen.

(b)           Discretionary Bonuses. Executive shall be eligible to receive annual bonus compensation in such amounts, if any, to be determined in the sole discretion of the Parent Company’s Board of Directors (the “Board”) or as otherwise set forth under the terms of any future written agreements that Executive and the Company may enter into. Notwithstanding the above, a minimum one-time bonus of $75,000 (USD) shall be promptly paid to Executive if and to the extent the Company receives approval of its lead drug in Japan for the treatment of childhood or adult acute leukemia (or both). This one-time bonus shall be irrespective of any and all other bonus payments which may be approved at any time or from time to time by the Parent Company Board and is intended to be the initial bonus paid to Executive for services rendered under this Agreement. Executive must be providing services hereunder to the Company on the date annual bonuses are distributed in order to receive an annual bonus.

(c)           Stock Options. The Parent Company agrees to grant and issue to Executive stock options (pursuant to the terms of an Option Award Agreement, by and between the Parent Company and the Executive, dated the Effective Date (the “Option Award Agreement”) with terms substantially commensurate with the terms of options previously issued to the Parent Company’s management, to purchase 50,000 shares of common stock of the Parent Company at its fair market value on the Effective Date (the average of the high and low bid price of shares of the Parent Company's common stock). 10,001 of these options shall vest immediately on the Effective Date, and 13,333 of these options shall vest on each of the first, second and third anniversaries of the Effective Date, or earlier pursuant to the terms of the Option Award Agreement.

(d)           Standard Benefits. During his entrustment relationship with the Company, Executive shall be entitled to participate in all employee benefit plans and programs to the extent available to Executive, in accordance with the terms of those plans and programs. Initially, Executive shall receive from the Company and the Company shall provide Executive with the coverage of Welfare Pension, Unemployment Insurance, Health Insurance and Workers’ Accident Compensation Insurance.

(e)           Vacation. Executive shall be entitled to 20 days paid vacation per year, which shall be pro-rated for partial years. Unused vacation days will carry over only to the following year.

(f)            Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses he incurs in connection with his services with the Company, but he must incur and account for those expenses in accordance with the policies and procedures established by the Company.

(g)           Place of Performance. In connection with his providing services as the director of the Company, unless otherwise agreed by the Executive, the Executive shall be based at the principal executive offices of the Company in Tokyo, Japan, except for travel reasonably required for Company business (the "Place of Performance").

5. Termination.

(a)          Rights and Duties. If this Agreement is terminated, he shall be entitled to the amounts or benefits shown on the applicable row of the following table, subject to the balance of this Section 5, beyond which the Company and Executive shall have no further obligations to each other, except Executive’s confidentiality and other obligations under Section 7, the parties’ mutual obligations of dispute resolution under Section 8, or as set forth in any written agreement the parties subsequently enter into.

TERMINATION FOR CAUSE

Payment when due of any unpaid Base Installment, expense reimbursements, and vacation days accrued prior to termination of this Agreement. Executive shall forfeit all vested and unvested stock options issued or issuable under Section 3(c) of this Agreement, pursuant to the terms of the Option Award Agreement.

TERMINATION OTHER THAN CAUSE

Same as for “Termination For Cause” EXCEPT that, in exchange for Executive’s execution of a release in accordance with this Section 4, Executive shall be entitled to the following special benefits: (A) a lump sum in cash, payable within ten (10) business days after the effective date of such event, equal to one times the sum of Executive’s then-current base remuneration, and (B) all of Executive’s outstanding stock options issued or issuable under Section 4(c) of this Agreement, shall immediately vest and become exercisable and Executive shall have the full term of the option to exercise any of his stock options, pursuant to the terms of the Option Award Agreement

RESIGNATION WITHOUT GOOD REASON	Same as for “Termination for Cause.”
RESIGNATION WITH GOOD REASON	Same as for “Termination Other Than Cause”
DISABILITY

Same as for “Termination For Cause” but in exchange for Executive’s execution of a release in accordance with this Section 5, all of Executive’s outstanding vested stock options shall be exercisable pursuant to the terms of the Option Award Agreement.

DEATH

Same as for “Termination for Cause” EXCEPT that, in exchange for the execution of a release by Executive’s estate in accordance with this Section 5, continuation of Executive’s Base Installment for six (6) months after the date of termination and Executive’s outstanding vested stock options shall be exercisable pursuant to the terms of the Option Award Agreement.

(b) Termination for Cause. The Company may terminate this Agreement at any time if it believes in good faith that it has Cause to terminate this Agreement. “Cause” shall mean:

(i)           Fraud and Dishonesty. Executive’s commission of a willful act of fraud or dishonesty, the purpose or effect of which materially and adversely affects the Company or its subsidiaries and affiliates (“Group”).

(ii)          Unlawful Conduct. Executive’s engaging in conduct that is unlawful.

(iii)         Reckless Conduct. Executive’s engaging in intentional or reckless misconduct or gross negligence in connection with any property or activity of the Group, the purpose or effect of which materially and adversely affects the Group.

(iv)         Breach of Agreement. Executive’s material breach of any of his obligations under this Agreement (other than by reason of physical or mental illness, injury, or condition).

(v)          Failure to Perform Duties. Executive’s continued failure or refusal to attempt in good faith to perform his job duties under this Agreement or to follow the reasonable directions of the Board (other than by reason of physical or mental illness, injury, or condition) after having received thirty (30) days’ notice from the Board of his failure to do so and an opportunity to cure.

(vi) Barred from Office. Executive’s becoming barred or prohibited by a relevant authority of Japan from holding his position with the Company.

(c) Termination for Disability. The Company may terminate this Agreement on account of Disability of Executive. “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of his duties under this Agreement for at least 90 consecutive calendar days or for at least 120 calendar days, whether or not consecutive, in any 365 calendar day period.

(d) Termination Other Than for Cause. The Company may terminate this Agreement at any time for any reason, and without advance notice. If this Agreement is terminated by the Company for a reason “other than for Cause”, for “death” or for “Disability”, he will only receive the special benefits provided for such events under Section 5(a) if he (or his estate, as the case may be) signs a separation agreement and general release in a form supplied by the Company within 60 days after this Agreement ends and he does not thereafter properly revoke the release.

(e) Resignation. Executive promises not to resign from the position of director of the Company before the Expiration Date (or, if applicable, before any anniversary thereof) unless he has Good Reason to do so, and, in any event, not without giving the Company at least sixty (60) days advance written notice. If Executive resigns “other than for Good Reason”, the Company may accept his resignation effective on the date set forth in his notice or any earlier date. If Executive resigns for Good Reason, this Agreement will end on his last date of work and he will receive the benefits to which he is entitled under Section 5(a), but he only will receive special benefits conditioned on his signing a separation agreement and general release in a form supplied by the Company within 60 days after this Agreement ends and he does not thereafter properly revoke the release. “Good Reason” means that, without his express written consent, one or more of the following events occurred after his execution of this Agreement:

(i)             Demotion. Executive’s duties or responsibilities are substantially and adversely diminished from those in effect immediately before such event without cause and other than merely as a result of the Company ceasing to be a public company.

(ii)            Pay Cut. Executive’s annual base remuneration is reduced without cause.

(iii)           Breach of Promise. The Company materially breaches this Agreement or fails to pay Executive any present or deferred compensation within 7 days after it is due.

(iv)         Change of Control. “Change of Control” means the occurrence that the Company is not the wholly-owned subsidiary of the Parent Company any more.

(v)         Notice of Prospective Action. Executive is officially notified (or it is officially announced) that the Company will take any of the actions listed above during the term of this Agreement.

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (1) Executive does not terminate this Agreement within ten (10) days after the event occurs with knowledge of Executive (except for a Change of Control); or (2) the Company reverses the action or cures the default that constitutes Good Reason within 30 days after Executive notifies it in writing that Good Reason exists before Executive terminates this Agreement. If Executive has Good Reason to terminate this Agreement, he may do so even if he is on a leave of absence due to physical or mental illness or any other reason, but he must do so before his Disability termination as defined herein.

6. No Other Termination Compensation. Except as specifically provided in this Agreement, upon termination of this Agreement Executive shall not be entitled to any severance pay or to any other compensation or payments (by way of remuneration, damages or otherwise) of any nature relating to this Agreement or otherwise relating to or arising out of his serving as the director of the Company under this Agreement.

7. Confidentiality. During the term of Executive’s service as the director of the Company, in exchange for his promises to use such information solely for the Company’s benefit, the Company will provide Executive with Confidential Information concerning, among other things, its business, operations, customers, vendors, owners, investors, and business partners. “Confidential Information” refers to information not generally known by others in the form in which it is used by the Company, and which gives the Company a competitive advantage over other companies which do not have access to this information, including secret, confidential, or proprietary information or trade secrets of the Company, the Parent Company and its subsidiaries and affiliates, conveyed orally or reduced to a tangible form in any medium, including information concerning the operations, future plans, customers, business models, strategies, and business methods of the Company, the Parent Company and its subsidiaries and affiliates, as well as information about the Company’s customers, clients and business partners and their respective operations and confidential information. “Confidential Information” does not include information that (i) Executive knew prior to his providing services to the Company or any predecessor company, (ii) subsequently came into Executive’s possession other than through his work for the Company or any predecessor company and not as a result of a breach of any duty owed to the Company, (iii) is generally known within the relevant industry; or (d) any prior knowledge, information or know-how which Executive legally obtained from a source other than the Company

(a) Promise Not to Disclose. Executive promises never to use or disclose any Confidential Information, regardless during his serving as the director of the Company under this Agreement or after the termination of this Agreement, before it has become generally known within the relevant industry through no fault of Executive. Notwithstanding this paragraph, Executive may disclose Confidential Information (i) during his serving as the director for the benefit of the Company, (ii) as required to do so by court order, subpoena, or otherwise as required by law, provided that upon receiving such order, subpoena, or request and prior to disclosure, to the extent permitted by law Executive shall provide written notice to the Company of such order, subpoena, or request and of the content of any testimony or information to be disclosed and shall cooperate fully with the Company to lawfully resist disclosure of the information, and (iii) to an attorney who has the confidentiality obligation for the purpose of securing professional advice.

(b) Promise Not to Solicit. Executive agrees that, during his serving as the director of the Company and for twelve (12) months after his termination for any reason (together, the “Restricted Period”): (1) as to any client or business partner of the Company with whom Executive had dealings or about whom Executive acquired confidential information during his serving as the director of the Company, Executive will not solicit, attempt to solicit, assist others to solicit, or accept any unsolicited request from the client or business partner to do business with any person or entity other than the Company, the Parent Company or its affiliates; and (2) Executive will not solicit, attempt to solicit, assist others to solicit, hire, or assist others to hire for employment any person who is, or within the preceding twelve (12) months was, an officer, manager, employee, or consultant of the Company. Executive agrees that the restrictions set forth in this paragraph do not and will not prohibit him from engaging in his livelihood and do not foreclose his working with clients or business partners not identified in this paragraph.

(c) Promise Not to Engage in Certain Employment. Executive agrees that, during the Restricted Period, he will not, without the prior written consent of the Company, accept any employment; provide any services, advice or information; or assist or engage in any activity (whether as an employee, consultant, or in any other capacity, whether paid or unpaid) with any business or other entity in the business, directly or indirectly, for profit or not, of developing, with a majority of its revenue derived from distributing or marketing compounds or technologies for the treatment of cancer in Japan. Executive acknowledges that the base remuneration he receives from the Company includes the compensation for the restriction set forth in this paragraph and further agrees that the restriction does not and will not interfere with his engaging in his livelihood.

(d) Return of Information. When Executive’s relationship with the Company hereunder ends, he will promptly deliver to the Company, or, at its written instruction, destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, or pertaining to it or any other Group member in his possession or control. Notwithstanding the foregoing, Executive may retain his personal effects, files, benefit information, or other property to the extent such materials do not contain any of the Company’s Confidential Information. In addition, during his serving as the director of the Company or the Group and thereafter, Executive agrees to meet with Company personnel and, based on knowledge or insights he gained during his serving as the director of the Company and the Group, answer any question they may have related to the Company or the Group as reasonably requested.

(e) Intellectual Property. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations, and photographs, that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made, or reduced to practice during Executive’s serving as the director of the Company (except intellectual property that has no relation to the Group or any Group customer that Executive developed, etc., purely on his own time and at his own expense), shall be the sole and exclusive property of the Company, and Executive hereby assigns all rights, title, and interest in any such intellectual property to the Company

(f) Enforcement of This Section. This section shall survive the termination of this Agreement or the entrustment to Executive for any reason. Executive acknowledges that (a) this section’s terms are reasonable and necessary to protect the Company’s legitimate interests, (b) this section’s restrictions will not prevent his from earning or seeking a livelihood, (c) this section’s restrictions shall apply wherever permitted by law, and (d) the violation of any of this section’s terms would irreparably harm the Company. Accordingly, Executive agrees that, if he violates any of the provisions of this section, the Company or any Group member shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation.

8 Disputes Resolution. Except for the Company’s right to seek injunctive relief as set forth in Section 7(f), all disputes between the Company and Executive or between the Parent Company and Executive out of or in relation to or in connection with this Agreement (“Disputes”) are to be resolved by final and binding arbitration in Tokyo, Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association. This section shall remain in effect after the termination of this Agreement.

9 Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and Executive. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

10. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, request or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by a registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed to the Company (to the attention of the Secretary of the Company) at its place of business, to the Parent Company (to the attention of the Secretary of the Company) at its principal executive offices), and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

11 Choice of Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of Japan.

12 Successors. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. Without Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

13 Taxes. The Company shall withhold taxes from payments it makes pursuant to this Agreement as it reasonably determines to be required by applicable law.

14 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

16 Entire Agreement. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. All prior written agreements between Executive and the Company are hereby declared null and void, and of no further effect.

Date: January 31, 2007	/s/ David P. Luci
BIOENVISION JAPANCO, LTD.

By:
Name: David P. Luci
Title: Chairman of the Board

Date: January 31, 2007	/s/ David P. Luci
BIOENVISION, INC .

By:
Name: David P. Luci
Title:	EVP and General Counsel

Date: January 31, 2007	/s/ Yoshimaru Yamamoto
Yoshimaru Yamamoto